EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of BRK, Inc. (the “Company”) on Form 1-A of our report dated August 19, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheets as of April 30, 2020 and 2019, and the consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended April 30, 2020, and the related notes.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

October 19, 2020

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665